EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
Chief Financial Officer	Director, Investor Relations
Favrille, Inc.	& Corporate Communications
(858) 526-8035	Favrille, Inc.
tseymour@favrille.com	(858) 526-2426
pdespain@favrille.com

Favrille Reports First Quarter 2008 Financial Results

San Diego – May 8, 2008 – Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific, active immunotherapies for the treatment of cancer, today reported its financial results for the first quarter ended March 31, 2008. Net loss for the quarter was $10.5 million, or $0.25 per share, compared to $10.5 million, or $0.34 per share, for the same period in 2007.

“As we prepare for the unblinding of our Phase 3 data, we find ourselves at a critical inflection point,” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “The outcome of this trial will not only define the future of our Company but, we believe, could ultimately change the course of treatment for non-Hodgkin’s lymphoma patients. If successful, Specifid™ (mitumprotimut-T, formerly FavId®) would be a groundbreaking cancer therapy, the culmination of nearly a decade of collaboration between our employees, investors, clinical investigators, trial coordinators and patients.”

First Quarter 2008 Financial Review

Research and development expense was approximately $8.1 million for the first quarter of 2008, compared to approximately $8.0 million for the same period in 2007. The increase is primarily due to additional operating expenses associated with Favrille’s commercial-scale manufacturing facility, stock-based compensation, additional personnel and consulting and outside services to support the Company’s Phase 3 registration trial of Specifid, offset by a decrease in manufacturing supplies related to the completion of patient enrollment in the Phase 3 trial and a decrease in cash bonus expense. Total stock-based compensation included in research and development expense was approximately $560,000 for the quarter, compared to approximately $400,000 for the first quarter of 2007.

Marketing, general and administrative expense was approximately $2.6 million for the first quarter of 2008, compared to approximately $2.9 million during the same period in 2007. The decrease is primarily due to a decrease in cash bonus expense, stock-based compensation and travel expenses. Total stock-based compensation included in marketing, general and administrative expense was approximately $560,000 for the quarter, compared to approximately $660,000 for the first quarter of 2007.

As of March 31, 2008, Favrille had cash, cash equivalents and short-term investments of $19.7 million, compared to $29.9 million at December 31, 2007. The decrease is primarily due to net cash used to fund ongoing operations. Loan and security agreements with Favrille’s senior lenders require the Company to maintain a minimum of $15 million in available cash, cash equivalents and short-term investments. In the event Favrille’s available cash should fall below the minimum requirement, the lenders could require a letter of credit equal to the outstanding loan balances at that time, in which case the Company would be required to use a significant amount of its available cash for collateral.

“For the past eight years we have worked diligently to fund the company, from inception up to and including our Phase 3 registration trial, while making every effort to maximize shareholder value,” said Tamara A. Seymour, Chief Financial Officer of Favrille. “We expect that our cash on hand is sufficient to fund operations through our Phase 3 data analysis this quarter, after which we will explore our financing options.”

Phase 3 Registration Trial Update

Favrille reached the data cutoff date for its Phase 3 registration trial of Specifid following Rituxan® in patients with follicular B-cell non-Hodgkin’s lymphoma (NHL) in April 2008. As of the data cutoff date, 205 of the 349 patients randomized have experienced disease progression (relapsed) according to investigator determination. Final analysis will be based on a central radiology assessment of the patients’ CT scans. Median follow-up for ongoing patients is 31 months from randomization (range 21 to 41 months), or approximately 34 months from the initiation of Rituxan treatment (range 24 to 44 months). Based on the protocol’s assumptions, this range of follow-up would provide sufficient power to detect a significant difference between the two arms for time to progression (TTP), the primary endpoint in the trial.

Conference Call and Webcast Information

Favrille management will host a conference call today to discuss the first quarter 2008 financial results at 5:00 p.m. Eastern Time. A live audio webcast of management’s presentation will be available on the Investor Relations section of the Company’s web site at www.favrille.com. Alternatively, callers may participate in the conference call by dialing (888) 713-4205 or (617) 213-4862, passcode 61931952. To pre-register for this call, please go to https://www.theconferencingservice.com/prereg/key.process?key=PFYXYBR33. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. A telephone replay of the call will also be available for 48 hours. The telephone replay can be accessed by dialing (888) 286-8010 or (617) 801-6888, passcode 61738291.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, Specifid (mitumprotimut-T, formerly FavId), is based upon unique genetic information extracted from a patient’s tumor. Specifid is currently under clinical investigation in a Phase 3 registration trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma.

# # #

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Favrille’s ability to fund operations through the primary endpoint analysis of its Phase 3 clinical registration trial progress and timing of clinical trials for Specifid, including difficulties or delays in development, testing, manufacturing and marketing Specifid or Favrille’s other product candidates; whether Favrille’s lenders require a letter of credit equal to its outstanding loan balances and the related use of cash; Favrille’s ability to obtain additional financing to support its operations; changes in timelines for the availability of data from Favrille’s Phase 3 clinical trial; Favrille’s ability to obtain marketing approval for Specifid or Favrille’s other product candidates and the timing of any such approvals, including whether a clinically meaningful response improvement can serve as the basis for accelerated approval of Specifid and whether it will receive expedited review as a result of the Fast Track designation; Favrille’s ability to demonstrate that its idiotype protein produced from insect cell lines may stimulate a more effective immune response compared to idiotype protein derived from mammalian cells; Favrille’s ability to manufacture sufficient quantities of Specifid for use in clinical trials and, if Specifid receives marketing approval, for commercialization; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using Specifid; potential delays in patient enrollment; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

FAVRILLE, INC.

(a development stage company)

BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,089	$26,362
Short-term investments	3,569	3,577
Other current assets	1,007	806
Total current assets	20,665	30,745
Property and equipment, net	32,276	33,293
Restricted cash	3,571	3,451
Other assets	423	466
Total assets	$56,935	$67,955
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$3,106	$3,551
Current portion of debt	5,046	5,275
Warrants liability	2,403	2,492
Total current liabilities	10,555	11,318
Debt, less current portion	5,097	6,342
Deferred rent	15,596	15,415
Commitments and contingencies
Stockholders’ equity:

Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 41,299,598 and 41,168,432 issued and outstanding at March 31, 2008 and December 31, 2007, respectively	41	41
Additional paid-in capital	235,101	233,807
Accumulated other comprehensive income	2	7
Deficit accumulated during the development stage	(209,457)	(198,975)
Total stockholders’ equity	25,687	34,880
Total liabilities and stockholders’ equity	$56,935	$67,955

FAVRILLE, INC.

(a development stage company)

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

Unaudited

	Three Months ended March 31,
	2008	2007
Operating expenses:
Research and development	$8,063	$7,997
Marketing, general and administrative	2,556	2,912
Total operating expenses	10,619	10,909
Interest income	281	565
Interest expense	(233)	(187)
Change in valuation of warrants	89	—
Total other income, net	137	378
Net loss	$(10,482)	$(10,531)
Net loss per share:
Basic and diluted	$(0.25)	$(0.34)
Weighted-average shares—basic and diluted	41,182	30,690

FAVRILLE, INC.

(a development stage company)

STATEMENTS OF CASH FLOWS

(in thousands)

Unaudited

	Three Months ended
	March 31,
	2008	2007
Operating activities:
Net loss	$(10,482)	$(10,531)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,080	659
Stock-based compensation	1,117	1,054
Amortization of premium/discount on short-term investments	(29)	(177)
Change in valuation of warrants	(89)	—
Other	1	36
Changes in operating assets and liabilities:
Other assets	(163)	(420)
Accounts payable and accrued liabilities	(315)	(1,178)
Deferred rent	181	466
Net cash used in operating activities	(8,699)	(10,091)
Investing activities:
Purchases of property and equipment	(187)	(3,990)
Purchases of short-term investments	(468)	(6,263)
Maturities of short-term investments	500	14,900
Restricted cash	(120)	—
Net cash provided by (used in) investing activities	(275)	4,647
Financing activities:
Proceeds from debt	—	4,362
Payments on debt	(1,476)	(1,186)
Issuance of common stock and warrants	177	10,207
Net cash provided by (used in) financing activities	(1,299)	13,383
Net increase (decrease) in cash and cash equivalents	(10,273)	7,939
Cash and cash equivalents at beginning of period	26,362	14,249
Cash and cash equivalents at end of period	$16,089	$22,188

Supplemental non-cash activities:
Capitalized interest recorded as property, plant and equipment	$63	$127
Accrued asset acquisitions	$(130)	$238
Leasehold improvements acquired under tenant improvement allowance	$—	$3,669